Marlin Midstream Partners, LP Declares First Quarter 2015 Distribution
May 8, 2015 -- Marlin Midstream Partners, LP (Nasdaq:FISH), announced that the board of directors of its general partner declared a quarterly cash distribution to its partners for the first quarter of 2015 of $0.37 per unit, or $1.48 on an annualized basis. The quarterly distribution will be paid on May 15, 2015 to unitholders of record on May 11, 2015.
This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of Marlin Midstream Partners, LP's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Marlin Midstream Partners, LP's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Marlin Midstream Partners, LP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.
About Marlin Midstream Partners, LP
Marlin Midstream Partners, LP is a fee-based, growth oriented Delaware limited partnership formed to develop, own, operate and acquire midstream energy assets. Marlin Midstream Partners, LP currently provides natural gas gathering, transportation, treating and processing services, NGL transportation services and crude oil logistics services. Headquartered in Dallas, Texas, Marlin's assets include 723 miles of high- and low- pressure gathering lines in the Haynesville and horizontal Cotton Valley plays located in east Texas and north Louisiana, two natural gas processing facilities located in Panola County, Texas, a natural gas processing facility located in Tyler County, Texas, two NGL transportation pipelines that connect its Panola County and Tyler County processing facilities to third party NGL pipelines and three crude oil logistics facilities containing six crude oil transloaders.
www.marlinmidstream.com
Forward-Looking Statements
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Marlin expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations. Such risk factors are included in Marlin’s reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Marlin undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Institutional Investor Contact:
Marlin Midstream Partners, LP
Eric T. Kalamaras - Chief Financial Officer
(214) 206-9499

Retail Investor Contact:
Marlin Midstream Partners, LP
Stephen Ciupak - Director of Financial Strategy
(214) 646-1583

Media Relations Contact:
Steven C. Sullivan
(518) 587-5995